Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

STRATTEC SECURITY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	250,000 (1)	$25.85 (2)	$6,462,500 (2)	$147.60 per million dollars	$953.87 (2)
Total Offering Amounts					$6,462,500		$953.87
Total Fee Offsets							0.00
Net Fee Due							$953.87

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Amended and Restated STRATTEC SECURITY CORPORATION Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by STRATTEC SECURITY CORPORATION (the “Registrant”) which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)
For the purpose of computing the registration fee, the Registrant has used $25.85 as the average of the high and low prices of the Common Stock as reported on February 6, 2024 on the NASDAQ Global Market for the offering price per share, in accordance with Rules 457(c) and (h) under the Securities Act.  The actual offering price will be determined in accordance with the terms of the Plan.